Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

September 2, 2011

IPath

Exchange Tracked Notes

XVZ

iPath® S&P 500 Dynamic VIX ETN

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IPath

iPath Platform

iPath is a leading US exchange traded notes platform with commodity, volatility, equity, FX and rates offerings used by a broad range of clients

Institutional

? Efficient access to futures markets Tradable index-linked structured investment Short-term views /cash management

Wealth Management

FX, Commodity, Emerging Markets and Volatility Cost efficient Liquidity and ease of exit

Retail

Access to institutional strategies

?Simple, easy to use investment

?Leveraged and inverse exposures

73

US Listed iPath ETNs

5

Asset Classes

400

Billion dollars in total iPath trading since launch

10

$10,000,000,000 Peak Notional Outstanding (03 / 2011)

50

Percent market share of US ETNs

(Based on Market Cap—08/2011)

As of August 2011. Sources: Barclays Capital, Bloomberg

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iPath

Trading Volatility

Barclays Capital’s leading position in equity volatility and ETP trading

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Street Recognition

CBOE Penetration Report —06/30/2011 ?Ranked #1 in VIX options 12-15% of market volume ?Ranked #1 in QQQ options 11-13 % of market volume ?Consistent Top 5 ranking in Equities

?7-8% of CBOE volume ?6-10% of S&P 500 (SPX) market volume ?10-15% of SPY options market volume

Source: CBOE Market Penetration Report 06/30/11

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iPath

Flow Volatility Team

?Our team offers full-service execution capabilities and customized solutions across a broad range of equity structured products.

Highlights of Our Team

Integrated

As a fully-integrated component of our Liquid Markets platform, we can provide clients with access to the full spectrum of our equity structured products and capabilities. Our cross-product management and expertise enables us to provide enhanced execution services.

Experienced

?6 senior risk managers each with over 10 years experience ?Over 15 dedicated derivatives sales professionals with an average of 12 years experience

Contact Us

Michael Schmanske

Head of US Index Volatility Trading

+1 212 526 8979 michael.schmanske@barclayscapital.com

Pankaj Khandelwal Index Volatility Trading

+1 212 526 8979 pankaj.khandelwal@barclayscapital.com

Tom Morris

Index Volatility Trading

+1 212 526 8979 thomas.morris@barclayscapital.com

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iPath

Tail Risk Hedging* With ETNs

* Please see “Glossary of Terms” for more information

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How Can VIX ETNs be Used as Portfolio Hedges?

?The iPath® S&P 500 VIX Short-Term FuturesTM ETN (VXX) and the iPath® S&P 500 VIX Mid-Term FuturesTM ETN (VXZ) have historically demonstrated negative correlation with S&P 500 returns ?The negative correlation is convex: greater reaction to large decreases in the equity markets than to large increases ?Convexity of VXX is larger compared to VXZ, but VXZ has performed better during equity bull markets

20% 15% return 10%

5% month 0%

1 -5% VXX -10%

-15%

-20%

-12% -8% -4% 0% 4% 8% 12%

SPY 1 month return

40% 30% return 20% 10% month 0%

1 -10% VXZ -20%

-30%

-40%

-12% -8% -4% 0% 4% 8% 12% SPY 1 month return

Sources: Barclays Capital, Bloomberg, Jan 2009—August 2011.

Disclaimer: You should not rely on historical information. Such historical information is not indicative of future performance. For current iPath ETN performance, please visit www.iPathETN.com

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Convexity Can Come at a Cost

?VIX® futures term structure can cause a drag on the performance of the ETNs

?The market for VIX® futures tends to trade in contango1 during low volatility periods

?VXX tends to suffer a greater negative roll yield2 than VXZ as the curve tends to be steeper at the front end.

Volatility term structure is typically upward sloping during “normal” times

VIX Future Implied Volatility Level

14% 15% 16% 17% 18% 19% 20%

0 1 2 3 4 5 6 7 Time to Expiration (Months)

Roll at maturity Yield for 3M future

Roll at maturity Yield for 1M future

FOR ILLUSTRATIVE PURPOSES ONLY

1: When the prices of futures contracts for distant delivery months are higher than prices of futures contracts with nearer delivery months, the futures curve is said to be in “contango”.

2: In the context of investment strategies in the futures markets, “roll yield” is commonly referred to describe the returns that occur over and above the changes in the spot returns.

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VXX & VXZ

Performance as a initial value

0% 20% 40% 60% 80% 100% 120%

Jan-09

Mar-09

May-09

Jul-09

Sep-09

Nov-09

Jan-10

Mar-10

May-10

Jul-10

Sep-10

Nov-10

Jan-11

Mar-11

May-11

Jul-11

VXZ Sources: Barclays Capital, Bloomberg

?Has performed better during low volatility environments ?Daily trading volumes are lower, suggesting a longer holding period ?Lower short interest, suggesting that more investors are long-only

VXX

?Has performed better during high or increasing volatility environments ?Daily trading volumes are higher, suggesting a shorter holding period ?Higher short interest, suggesting that more investors are both taking long and short positions

Disclaimer: With short sales, in investor faces the potential for unlimited losses as the security’s price rises. You should not rely on historical information. Such historical information is not indicative of future performance. For current iPath ETN performance, please visit www.iPath ETN.com

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Can We Do Better?

Question:

• Can we construct a dynamic strategy that provides positive performance during times of equity volatility that has enhanced features compared to VXZ or VXX?

One potential answer: ?Begin with a core position of VXZ held in all market circumstances ?During “normal” times of low or decreasing volatility: target an enhanced performance via a short position in VXX ?During “stressful” times of high or increasing volatility: target a high reactivity by switching to a long position in VXX

The Million Dollar Question: ?How to identify “normal” and “stressful regimes” ???

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Term Structure Signal

On a hypothetical historical basis, the shape of the volatility curve has tended to be indicative of the future returns on shorter-dated VIX® futures

?Front-month VIX® Futures daily returns have typically been negative on average if the volatility term structure was in contango during the period. ?As the volatility term structure moved towards strong backwardation, average returns typically became positive.

2.5%

2.0% Return 1.5% Daily 1.0% 0.5% Average 0.0% -0.5%

-1.0%

Contango

< 0.90 0.9-1.0

Strong

Backwardation

1.0-1.05 1.05-1.15 1.15

VIX/VXV Ratio

90% 80% 70% 60% 50% 40% 30% 20% 10% 0%

VIX® Index

VIX® Index

Backwardation

1month /3month Term Structure Ratio

1m/3m Ratio

1.50 1.40 1.30 1.20 1.10 1.00 0.90 0.80 0.70

            Nov-07 Jul-08 Mar-09 Dec-09 Aug-10 Apr-11

Source: Bloomberg, Standard & Poor’s, CBOE, Barclays Capital. Data: November 12, 2007 (launch of VXV Index) – August 24, 2011.

Disclaimer: Individual futures returns are for illustrative purposes only and do not represent actual performance of any Index or ETN. Futures returns do not reflect the investor fee or any other transaction costs and expenses. Past performance is not indicative of future results. For current ETN performance go to www.iPathETN.com

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Dynamic VIX

iPath

- The **S&P 500® Dynamic VIX Futures™ Index** is designed to offer efficient exposure via a dynamic investment in volatility
- Uses the volatility term structure ratio to determine whether to be long or short
  - Ratio of 1-month / 3-month Implied volatilities (VIX® Index /VXV® Index)
- S&P 500® Dynamic VIX Futures™ Index aims to have:
  - reduced "roll cost" during normal or low volatility regimes (contango)
  - increased exposure to VIX® Index only when volatility is at elevated levels (backwardation)*



Contango
Backwardation
Ratio: <0.9
0.9-1.0
1.0-1.05
1.05-1.15
>1.15
I. Strong Contango
II. Weak Contango
III. Weak Backwardation
IV. Backwardation
V. Strong Backwardation
Short-term VIX futures
Medium-term VIX futures
70%
-30%
80%
-20%
100%
25%
75%
50%
50%
FOR ILLUSTRATIVE PURPOSES ONLY

* There can be no assurance that the index will accurately predict the market volatility over time. As a result, if the index fails to accurately predict trends of volatility, it may not be successful in correctly allocating between VXX and VXZ. See "Disclaimer" for more information

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Live Index Performance

COMPARATTEVE RETURNS Page 1/ S

;1] 6/13/111;0]

SlIP

500 Dwbr VIX Ful TR

L.JIX

Index

Short ER

UIX

Index

Mid ER

17JUN11 24 1JUL 3 15

nustrolia 61 2 9777 8600 Erotil 5511 3043 4500 Linpe

Jqxwi 21 3 3201 80 Singc.ore 65 6212 1000

- LiL4i[fli Period Daily 19 Day Period

dItWA Prc jjç Total Ret Difference Annual Lj

0

(*= No dividends or coupons)

100

Range

Securities

SPDVIXT Index SPVXSP Index PVXMP Index

I

(i..

65.93%

28.27%*

65.93%.

rfl.

937.84%

/:

/

I 0 4 0 0 f’ ./ 4

j V

80

60

40

C

22 29 sau 12 19 26

44 20 73 7500 rm&iy 49 69 9204 1210 Hong Kong 852 29 6000 U.S. 1 212 318 2000 Ccp’right 2011 Blocmberg Finance L.P.

l 724641 EDT WIT—4OO H341—1381—U 01—Sep—ZOIl 092747

Source: Bloomberg, Standard & Poor’s. Data: June 13 – August 23, 2011.

Disclaimer: Index returns are for illustrative purposes only and do not represent actual ETN performance. Index performance returns do not reflect the investor fee or any other transaction costs or expenses. Indices are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results. For current Index and ETN performance, go to www.iPathetn.com

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Summary

Investor Demand For a New Volatility Product ?Investor usage and feedback identifies demand for a volatility access product that addresses:

?Cost of holding short-term volatility (VXX) during equity bull markets ?Lower responsiveness of mid-term volatility (VXZ) during periods of high volatility

Dynamic VIX Concept Framework ?Investment designed to react positively to volatility (not pure ‘alpha’ or arbitrage) that:

?Allocates between long or short position in shorter-dated VIX® futures in high and low volatility environments, respectively, combined with core long mid-term VIX® futures position ?Uses daily market signals for switching between long/short position in short-dated VIX® futures based on backwardation or contango of implied volatility

XVZ: iPath® S&P 500 Dynamic VIX ETN ?Listed on Aug 18th 2011 on NYSE Arca under ticker XVZ, part of the iPath® ETN platform ?XVZ is linked to the S&P 500® Dynamic VIX FuturesTM Index (Bloomberg “SPDVIXT”)

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Accessing iPath

Resources available to investors

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iPath Resources

iPath

Online

- iPath website

  www.ipathetn.com

- XVZ Product page

  http://ipathetn.com/XVZ-overview.jsp

- Basics of VIX ETNs

  http://ipathetn.com/pdf/VIX-basics.pdf

Bloomberg

XVZ product page	XVZ <Equity> DES <Go>
Underlying Index	SPDVIXTR <Index> <Go>
VIX Futures	VIX <Index> CCRV <Go>

Sales Contacts

iPath general enquiries	1-877-764-7284
Barclays Capital iPath	1-212-528-7990
RIA Coverage team	1-212-528-4930
Insurance Coverage team	1-212-528-8021
Private Bank / Wealth team	1-212-528-6248

Additional Contacts

ETN / ETF Trading	1-212-526-8979
Equities Structuring	1-212-528-1126
Press Office	1-212-412-7545
Investor Relations	+44 (0)20 7773 2269

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Appendices

IPath

Glossary of Terms

?Tail Risk Hedging: Investment positions created to limit losses that would occur in case of extreme downward market moves. The technical definition of tail risk is a portfolio value move of at least three standard deviations from the mean return. ?VXX: The iPath® S&P 500 VIX Short-Term FuturesTM ETN ?VXZ: The iPath® S&P 500 VIX Mid-Term FuturesTM ETN ?SPY: SPDR S&P 500 ETF Trust ?Short term VIX® futures: The S&P 500 VIX Short-Term FuturesTM Index ER ?Mid-term VIX® futures: The S&P 500 VIX Mid-Term FuturesTM Index ER ?The VIX® Index: The CBOE Volatility Index®, a measure of the market expectations for the forward looking 1-month volatility of the S&P 500® Index ?The VXV® Index: The CBOE S&P® 500 3-Month Volatility Index, a measure of market expectations for forward looking 3-month volatility of the S&P 500® Index ?Implied Volatility Term Structure: The ratio between the VIX® Index and the VXV® Index

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Index Roll Cost/Yield

?Roll cost or yield is an important component of volatility index returns and will depend on the shape of the futures curve, i.e., backwardated (downward sloping) or contango (upward sloping)

Backwardation Contango Price Price

Time to expiry Time to expiry FOR ILLUSTRATIVE PURPOSES ONLY

?Assuming the price and shape of the futures curve remain constant and a long position in a futures contract is rolled:

??In contango, a cheaper contract will be sold and a more expensive contract purchased, creating a negative “roll cost”, which can negatively impact a long position in a futures contract ??In backwardation, a more expensive contract will be sold and a cheaper contract purchased, creating a positive “roll yield”, which can positively impact a long position in a futures contract

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VIX® Futures Can Be Costly

iPath

The shape of the volatility term structure may affect the profits and losses when rolling VIX futures.

- Taken from the perspective of a long futures investor:
- If the futures curve is in contango, the "roll cost" is negative.
  - It is costly to roll a long VIX futures position as it involves selling lower priced nearby contracts and buying higher priced longer-dated contracts.
- If the futures curve is in backwardation, the "roll yield" is positive.



Monthly VIX Futures Roll Cost/Yield
25%
20%
15%
10%
5%
0%
-5%
-10%
-15%
-20%
-25%
Jan-09
Mar-09
May-09
Jul-09
Sep-09
Nov-09
Jan-10
Mar-10
May-10
Jul-10
Sep-10
Nov-10
Jan-11
Mar-11
May-11
Jul-11
Daily 1st and 2nd VIX Future % price difference (S&P VIX Short-Term Futures Index)
Daily 4th and 7th VIX Future % price difference (S&P VIX Mid-Term Futures Index)

- VIX® futures contracts have traded in contango for much the time since their launch in 2005

Source: Bloomberg, Standard & Poor's. Data: January 29, 2009 – August 28, 2011.

Disclaimer: Index returns are for illustrative purposes only and do not represent actual ETN performance. Index performance returns do not reflect the investor fee or any other transaction costs or expenses. Indices are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results. For current Index and ETN performance, go to www.iPathetn.com

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Disclaimers

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. iPath ETNs (the “ETNs”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the ETNs include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the ETNs is not equivalent to investing directly in an index or in any particular index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your ETNs even if the level of the relevant index has increased or decreased (as may be applicable to the particular series of ETNs). An investment in iPath ETNs may not be suitable for all investors.

The ETNs may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of ETNs you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. Sales in the secondary market may result in significant losses.

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Disclaimers (cont’d)

iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage commissions.

An investment in iPath ETNs linked to the performance of the S&P 500® Dynamic VIX Futures™ Total Return Index is subject to risks associated with fluctuations, particularly a decline, in the performance of the Index. The market value of the ETNs may be influenced by many unpredictable factors.

The value of the index will depend upon the success of the index in dynamically allocating between the short-term and mid-term volatility components. The allocation of the index is based on implied volatility measurements that may not effectively predict trends in future volatility, and is made in accordance with pre-defined weightings that may not be optimal. Additionally, the index may allocate to short as well as long positions in the index components and is not guaranteed to react positively to increased levels of market volatility. Because the performance of the index components is linked to the CBOE Volatility Index (the “VIX Index”), the performance of the index will depend on many factors including, the level of the S&P 500® Index, the prices of options on the S&P 500® Index, and the level of the VIX Index which may change unpredictably, affecting the value of futures contracts on the VIX Index and, consequently, the level of the index. Additional factors that may contribute to fluctuations in the level of the index include prevailing market prices and forward volatility levels of the U.S. stock markets and the equity securities included in the S&P 500® Index, the prevailing market prices of options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500® Index and the VIX Index, interest rates, supply and demand in the listed and over-the-counter equity derivative markets as well as hedging activities in the equity-linked structured product markets.

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Disclaimers (cont’d)

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500TM”, “S&P 500 VIX Short-Term Futures™”, “S&P 500 VIX Mid-Term Futures™” and “S&P 500® Dynamic VIX Futures™” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Barclays Bank PLC. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and has been licensed for use by S&P. The ETNs are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs or in the ability of either index to track market performance.

© 2011 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.

NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE